Exhibit 99.1

PROXY CARD

NBG BANCORP, INC.

TO VOTE BY PROXY:  Complete, sign and date your proxy card below and return it by mail or hand delivery to: NBG Bancorp, Inc., 2234 West Broad Street, Athens, Georgia 30606, Attention: Chadwick B. Hargrove, Corporate Secretary.  If mailing, you may use the enclosed postage-paid envelope.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [    ], 2016

The undersigned shareholder(s) hereby appoint C. William Hopper, III and John H. Barrett, and each or either one of them, with full power of substitution, as Proxies to represent and to vote, as designated below, all of the shares of common stock of NBG Bancorp, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at NBG Bancorp, Inc.’s main offices located at 2234 West Broad Street in Athens, Georgia 30606 on [    ], 2016 at [    ] a.m., local time, and at any postponements or adjournments of the Special Meeting, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement/Prospectus relating to the Special Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR ALL PROPOSALS EXCEPT THAT THE MEMBERS OF THE BOARD THAT COULD RECEIVE THE 280G PAYMENTS ABSTAIN FROM THE RECOMMENDATION WITH RESPECT TO THE 280G PROPOSAL DUE TO THEIR CONFLICTING INTEREST

Proposal 1:                               Agreement and Plan of Merger.  To approve the Agreement and Plan of Merger dated as of April 5, 2016, by and between NBG Bancorp, Inc. and State Bank Financial Corporation, as may be amended from time to time, and the transactions contemplated thereby.

☐ For	☐ Against	☐ Abstain

Proposal 2:                               280G Payments.  To approve certain payments to the following officers of NBG Bancorp, Inc., C. William Hopper, III, Thomas Z. Lanier, III, William H. Glosson and William T. McWhorter, to be made in connection with the termination agreements that were entered into in connection with the Agreement and Plan of Merger that could be reasonably expected to result in “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

☐ For	☐ Against	☐ Abstain

Proposal 3:                               Adjournment.  To authorize NBG Bancorp, Inc. to adjourn the Special Meeting to another time and date in order to solicit additional proxies in favor of the approval of the Agreement and Plan of Merger and the 280G payments.

☐ For	☐ Against	☐ Abstain

This Proxy revokes all prior proxies with respect to the Special Meeting and may be revoked prior to its exercise.  No proposal above is conditioned on or related to any other proposal.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED “FOR” EACH PROPOSAL.  DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name(s) appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

DATED:
(Please be sure to date your Proxy.)

Signature of Shareholder of Record

[LABEL]
Print Name of Shareholder of Record

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.	Print Name (if held jointly)

*I WILL                  WILL NOT                    ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.